Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Fangdd Network Group Ltd.:

We consent to the use of our report included herein and to the reference to our firm under the heading “Experts” in the prospectus.

Our report dated April 26, 2019 contains an explanatory paragraph that states that the Company has restated its 2016 and 2017 consolidated financial statements to correct errors in the subsequent measurement of its redeemable convertible preferred shares.

/s/ KPMG Huazhen LLP

Shenzhen, China

October 31, 2019